Exhibit 99.1



                        Sidley Austin Brown & Wood LLP

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                                August 12, 2005


To Each of the Persons Listed
on Schedule A Attached Hereto


            Re: PSE&G Transition Funding-Impairment and Takings under the Federal Constitution

Ladies and Gentlemen:

      We have acted as special counsel to PSE&G Transition Funding LLC, a Delaware limited liability company (the "Issuer") in connection with:

            (i) the preparation of the Issuer's registration statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission (the "Commission") herewith under the Securities Act of 1933, as amended;

            (ii) the issuance of the Bondable Stranded Costs Rate Order (the "Financing Order") issued by the New Jersey Board of Public Utilities (the "Board") on July 12, 2005, pursuant to the Electric Discount and Energy Competition Act, Title 48, chapter 3, article 7, N.J.S.A. ss.ss. 48:3-49 et seq. (West, WESTLAW through L. 2000, c. 143, as amended by P.L.2002, ch. 84) (the "Competition Act");

            (iii) the proposed sale of the rights and interests of Public Service Gas and Electric Company ("PSE&G") in and to the BGS Bondable Transition Property as defined in and created under the Financing Order, including the right to impose, collect, and receive BGS Transition Bond Charges (as defined in the Financing Order) by PSE&G, to the Issuer pursuant to a sale agreement in the form of the Form of Sale Agreement filed herewith on the Registration Statement; and

            (iv) the proposed concurrent issuance of debt securities (the "Transition Bonds") by the Issuer secured by, among other things, the BGS Bondable Transition Property and all of the Issuer's rights under the Sale Agreement, pursuant to an indenture and series supplement in the form of the Form of Indenture and the Form of Series Supplement (collectively, the "Indenture") filed herewith on the Registration Statement.

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      All capitalized terms used herein and not otherwise defined shall have the meaning specified in Appendix A to the Form of Indenture filed herewith on the Registration Statement unless the context clearly indicates otherwise.

      The Competition Act, Section 17.a. (N.J.S.A. 48:3-66) contains the following undertaking (the "State Pledge") from the State of New Jersey (the "State") :

      "The State of New Jersey does hereby pledge and agree with the holders of any transition bonds issued under the authority of this act ... and with any person who may enter into agreements with an electric public utility or an assignee or pledgee thereof or a financing entity pursuant to this act, that the State will not limit, alter or impair any bondable transition property or other rights vested in an electric public utility or an assignee or pledgee thereof or a financing entity or vested in the holders of any transition bonds pursuant to a bondable stranded costs rate order until such transition bonds, together with the interest and acquisition or redemption premium, if any, thereon, are fully paid and discharged or until such agreements are fully performed on the part of the electric public utility, any assignee or pledgee thereof or the financing entity or in any way limit, alter, impair or reduce the value or amount of the bondable transition property approved by a bondable stranded costs rate order.... Any financing entity is authorized to include this covenant and undertaking of the State of New Jersey in any documentation with respect to the transition bonds issued thereby."

      As authorized by the foregoing statutory provision and the Financing Order, the language of the State Pledge will be included in the Indenture and in the Transition Bonds.


Questions Presented


      You have requested our opinion as to:

            (a) whether the holders of the Transition Bonds (the "Bondholders") could challenge successfully under the "contract clause" of the United States Constitution (Article I, Section 10; and herein the "Federal Contract Clause") the constitutionality of any legislation passed by the New Jersey legislature (the "Legislature") which becomes law that limits, alters, impairs or reduces the value of the BGS Bondable Transition Property so as to impair (i) the terms of the Indenture or the Transition Bonds or (ii) the rights and remedies of the Bondholders (or the Trustee acting on their behalf) (any


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      impairment described in clause (i) or (ii) being referred to herein as an "Impairment") prior to the time that the Transition Bonds are fully paid and discharged; and

            (b) whether, under the Fifth Amendment to the United States Constitution which provides in part, "nor shall private property be taken for public use, without just compensation" (the "Federal Takings Clause"), the State could repeal or amend the Competition Act or take any other action in contravention of the State Pledge without paying just compensation to the Bondholders, as determined by a court of competent jurisdiction, if doing so would constitute a permanent appropriation of a substantial property interest of the Bondholders in the BGS Bondable Transition Property and deprive the Transition Bondholders of their reasonable expectations arising from their investments in the Transition Bonds (a "Taking").

            You have also inquired as to the circumstances under which injunctive relief would be available to address a legislative act which will cause an Impairment.


      I.    Protection of State Pledge Under the Federal Contract Clause

            A.    Analysis

      Article I, Section 10 of the United States Constitution prohibits any state from impairing the "obligation of contracts," whether among private parties or among such state and private parties.(1) The general purpose of the Federal Contract Clause is "to encourage trade and credit by promoting confidence in the stability of contractual obligations."(2) The law is well-settled that "the [Federal] Contract Clause limits the power of the States to modify their own contracts as well as to regulate those between private parties."(3) Although the Federal Contract Clause appears literally to proscribe any impairment, the United States Supreme Court has made it clear that the proscription is not absolute: "Although the language of the Federal Contract Clause is facially absolute, its prohibition must be accommodated to the inherent police power of the State `to safeguard the vital interests of its people.'"(4)

---------
(1) Article I, Section 10, provides, in relevant part, "No State shall . . . pass any bill of attainder, ex post facto law, or law impairing the obligation of contracts, . . . ." U.S. Const. art. I, ?ss. 10. Please see opinion of Wilentz Goldman and Spitzer., filed herewith on the Registration Statement, with respect to the Contract Clause in the New Jersey Constitution.

(2)   See United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 15
      (1977) (cited in the text as "U.S. Trust").

(3)   Id. at 17 (citations omitted).

(4) Energy Reserves Group, Inc. v. Kansas Power & Light Co., 459 U.S. 400, 410 (1983) (cited in the text as "Energy Reserves") (citing Home Bldg. & Loan Ass'n v. Blaisdell, 290 U.S. 398, 434 (1934) (cited in the text as "Blaisdell")).


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      In recent cases, the United States Supreme Court has applied a three-part analysis to determine whether a particular legislative action violates the Federal Contract Clause:(5)


            (1) whether the legislative action operates as a substantial impairment of a contractual relationship;

            (2) assuming such an impairment, whether the legislative action is justified by a significant and legitimate public purpose; and

            (3) whether the adjustment of the rights and responsibilities of the contracting parties is reasonable and appropriate given the public purpose behind the legislative action.


      The first inquiry contains three components:(6)


            (1)   does a contractual relationship exist;

            (2)   does the change in law impair that contractual relationship;
                  and

            (3)   is the impairment substantial.


      In addition, to succeed with a claim under the Federal Contract Clause, a party must show that the contractual relationship is not an invalid attempt to restrict or limit a state's "reserved powers."(7)


      The following three subparts address: (i) whether a contract will exist between the State and the holders of the Transition Bonds; (ii) if so, whether such contract violates the "reserved powers" doctrine, which would render such contract unenforceable; and (iii) the State's burden in justifying an impairment. The determination of whether particular legislation constitutes a substantial impairment of a particular contract is a fact-specific analysis and nothing in this letter expresses any opinion as to how a court would resolve the issue of "substantial impairment" with respect to the BGS Bondable Transition Property vis-a-vis a particular legislative action.

---------
(5) Energy Reserves Group, Inc. v. Kansas Power & Light Co., 459 U.S. 400, 411-12 (1983). See also Toledo Area AFL-CIO Council v. Pizza, 154 F.3d 307, 323 (6th Cir. 1998) (stating the three-part analysis).

(6)   General Motors Corp. v. Romein, 503 U.S. 181, 186 (1991).

(7)   See discussion under subpart B of this Part I.

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Therefore, we have assumed for purposes of this letter that any Impairment resulting from the legislation being challenged under the Federal Contract Clause would be substantial.(8) We have also addressed the conditions under which injunctive relief would likely be granted if a Federal Contract Clause challenge were successfully asserted.

            1.    Existence of a Contractual Relationship

      The courts have recognized the general presumption that, absent some clear indication that a legislature intends to bind itself contractually, "a law is not intended to create private contractual or vested rights but merely declares a policy to be pursued until the legislature shall ordain otherwise."(9) This presumption is based on the fact that the legislature's principal function is not to make contracts, but to make laws that establish the policy of the state. Thus, a person asserting the creation of a contract with the State must overcome this presumption.


      This general presumption can be overcome where the language of the statute indicates an intention to create contractual rights. In determining whether a contract has been created by statute, "it is of first importance to examine the language of the statute."(10) The courts have ruled that a statute creates a contractual relationship between a state and private parties if the statutory language contains sufficient words of contractual undertaking.(11) The United States Supreme Court has stated that a contract is created "when the language and circumstances evince a legislative intent to create private rights of a contractual nature enforceable against the State."(12)

      In U.S. Trust, the United States Supreme Court affirmed the trial court's finding, which was not contested on appeal, that a statutory covenant of two states for the benefit of the holders of certain bonds gave rise to a contractual obligation between such states and the bondholders.(13)

---------
(8) We note, however, that in U.S. Trust the United States Supreme Court found a substantial impairment where the States of New York and New Jersey repealed outright an "important security provision" securing repayment of bonds without any form of compensation to the bondholders, even in the absence of a finding of the extent of financial loss suffered by the bondholders as a result of the repeal. 431 U.S. 1, 19
      (1977). See also Home Bldg. & Loan Ass'n v. Blaisdell, 290 U.S. 398, 429-35 (1934).

(9) National R.R. Passenger Corp. v. Atchison, Topeka & Santa Fe Ry. Co., 470 U.S. 451, 466 (1985) (cited in the text as "Nat'l R.R.") (quoting Dodge v. Board of Educ., 302 U.S. 74, 78 (1937) (cited in the text as "Dodge")).

(10)  Dodge v. Board of Educ., 302 U.S. 74, 78 (1937).

(11) See Indiana ex rel. Anderson v. Brand, 303 U.S. 95, 104-05 (1938) (cited in the text as "Brand") (noting "the cardinal inquiry is as to the terms of the statute supposed to create such a contract"); United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 18 (1977).

(12)  United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 17 n.14
      (1977).

(13)  Id. at 18.


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The covenant at issue limited the ability of the Port Authority of New York and New Jersey to subsidize rail passenger transportation from revenues and reserves pledged as security for such bonds. In finding the existence of a contract between such states and bondholders, the Court stated "[t]he intent to make a contract is clear from the statutory language: `The two States covenant and agree with each other and with the holders of any affected bonds.
.. . .'"(14) Later, in Nat'l R.R., the Court discussed the U.S. Trust covenant and noted: "[r]esort need not be had to a dictionary or case law to recognize the language of contract" in such covenant.(15)

      Similarly, in Brand, the United States Supreme Court determined that the Indiana Teachers' Tenure Act created a contract between the state and specified teachers because the statutory language demonstrated a clear legislative intent to contract. The Court based its decision, in part, on the legislature's use of the word "contract" throughout the statute to describe the legal relationship between the state and such teachers.(16)


      Like the language of the covenant considered in U.S. Trust, the language of the State Pledge plainly manifests the Legislature's intent to bind the State.(17) Section 17(a) of the Competition Act provides that the State "does hereby pledge and agree" with the holders of transition bonds and expressly describes the State Pledge as a "covenant and undertaking of the State of New Jersey". Unlike the statute construed in Nat'l R.R., the State Pledge expressly

---------
(14) Id. at 17. Although the issue of whether a contract existed between such states and the bondholders was never disputed on appeal, the Court reviewed the language of the covenant and the circumstances surrounding the covenant, and stated, "We therefore have no doubt that the 1962 covenant has been properly characterized as a contractual obligation of the two States." Id. at 18.

(15) See National R.R. Passenger Corp. v. Atchison, Topeka & Santa Fe Ry. Co., 470 U.S. 451, 470 (1985).

(16) Indiana ex rel. Anderson v. Brand, 303 U.S. 95, 105 (1938). However, the mere use of the word "contract" in a statute will not necessarily evince the requisite legislative intent. As the Court cautioned in Nat'l R.R., the use of the word "contract" alone would not signify the existence of a contract with the government. National R.R. Passenger Corp. v. Atchison, Topeka & Santa Fe Ry. Co., 470 U.S. 451, 470 (1985). In Nat'l R.R., the Court found that use of the word "contract" in the Rail Passenger Service Act defined only the relationship between the newly-created nongovernmental corporation (Amtrak) and the railroads, not the relationship between the United States and the railroads. The Court determined that "[l]egislation outlining the terms on which private parties may execute contracts does not on its own constitute a statutory contract." Id., at 467.

(17) It could be contended that the factual situation in the U.S. Trust case is distinguishable from the factual situation surrounding the proposed issuance of the Transition Bonds. In U.S. Trust, the bonds were issued by the Port Authority -- a governmental agency -- while the Transition Bonds will be issued by a private entity. However, the Competition Act dictates that bondable transition property can only be created pursuant to a bondable stranded costs rate order issued by the Board - a governmental agency -- pursuant to the provisions of the Competition Act. The Board's authority to issue such an order rests with the State and therefore the proposed issuance of the Transition Bonds is state-sanctioned in a manner closely analogous to the situation in U.S. Trust.

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Page 7


includes the words "pledges" and "agrees" and refers to a "covenant and undertaking" of the State to be included in any documentation of an issuer with respect to transition bonds. The language unambiguously indicates the State's intent to be bound vis-a-vis any holders of transition bonds and supports the conclusion that the State Pledge constitutes a contractual relationship between the State and the Bondholders.

            2.    Reserved Powers Doctrine

      The "reserved powers" doctrine limits the State's ability to bind itself contractually in a manner which surrenders an essential attribute of its sovereignty.(18) Under this doctrine, if a contract limits a state's "reserved powers" -- powers that cannot be contracted away -- such contract is void.(19) Although the scope of these "reserved powers" has not been precisely defined by the courts, case law has established that a state cannot contract away its police powers(20) or its power of eminent domain.(21) In contrast, the United States Supreme Court has stated that a state's "power to enter into effective financial contracts cannot be questioned."(22)


      Under existing case law, the State Pledge does not, in our view, limit any "reserved powers" of the State. The State Pledge does not purport to contract away, or constitute a waiver of, the State's power of eminent domain or otherwise restrict the State's ability to legislate for the public welfare or to exercise its police powers. Through "financing orders" (such as the Financing Order), the State will authorize electric utilities to issue "transition bonds" (such as the Transition Bonds) and pledges not to limit, alter, impair or reduce the value or amount of the "bondable transition property" (such as the BGS Bondable Transition Property) securing such instruments. In other words, the State Pledge constitutes an agreement made by the State not to impair the financial security for transition bonds in order to foster the capital markets' acceptance of such bonds, which are expressly authorized and will be issued as part of the transition to a new electric utility industry structure. The State Pledge is clearly an inducement offered by the State to investors to purchase the Transition Bonds. As such, we believe that the State Pledge is akin to the type of "financial contract" involved in U.S. Trust, a promise that revenues and reserves securing the bonds at issue there would not be depleted beyond a certain level.(23)

---------
(18)  United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 23
      (1977).

(19)  Id. See generally United States v. Winstar Corp., 518 U.S. 839, 888-90
      (1996) (cited in the text as "Winstar").

(20)  Stone v. Mississippi, 101 U.S. 814, 817 (1880).

(21)  West River Bridge Co. v. Dix, 47 U.S. 507, 525-26 (1848).

(22)  United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 24
      (1977).

(23)  Id. at 25.


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            3.    State's Burden to Justify an Impairment

      Any substantial impairment by a state of contractual rights which cannot be upheld under the "reserved powers" doctrine must be justified as a legitimate exercise of the state's police powers in order to be successfully defended against a challenge pursuant to the Federal Contract Clause.(24) In Blaisdell(25), referred to by the United States Supreme Court in U.S. Trust as "the leading case in the modern era of [Federal] Contract Clause interpretation,"(26) the Court found that the economic exigencies of the time (the Depression) justified a Minnesota law which (i) authorized county courts to extend the period of redemption from foreclosure sales on mortgages previously made "for such additional time as the court may deem to be just and equitable," subject to certain limitations, and (ii) limited actions for deficiency judgments.(27) The Court stated that the "reserved powers" doctrine could not be construed "to permit the state to adopt as its policy the repudiation of debts or the destruction of contracts or the denial of means to enforce them." On the other hand, the Court also indicated that the Federal Contract Clause could not be construed(28)

        to prevent limited and temporary interpositions with respect to the enforcements of contracts if made necessary by a great public calamity such as fire, flood, or earthquake. [citation omitted] The reservation of state power appropriate to such extraordinary conditions may be deemed to be as much a part of all contracts, as is the reservation of state power to protect the public interest in other situations to which we have referred. And, if state power exists to give temporary relief from the enforcement of contracts in the presence of disasters due to physical causes such as fire, flood or earthquake, that power cannot be said to be non-existent when the urgent public need demanding such relief is produced by other and economic causes.

      In upholding the Minnesota law, the Court relied on the following: (1) an economic emergency existed which threatened the loss of homes and lands which furnish those persons in

---------
(24) Energy Reserves Group, Inc. v. Kansas Power & Light Co., 459 U.S. 400, 411-12 (1983).

(25)  Home Bldg. & Loan Ass'n v. Blaisdell, 290 U.S. 398 (1934).

(26)  United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 15
      (1977).

(27) The mortgagor was required to continue to pay the reasonable income or rental value of the property, as determined by the court, toward payment of taxes, insurance, interest and principal. The law stated that it was to remain in effect only during the current emergency and no later than May 1, 1935; no redemption period could be extended beyond the expiration of the law. Home Bldg. & Loan Ass'n v. Blaisdell, 290 U.S. at 415-18.

(28)  Id. at 439-40.


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possession with necessary shelter and means of subsistence; (2) the law was not enacted for the benefit of particular individuals but for the protection of a basic interest of society; (3) the relief provided by the law was appropriate to the emergency, and could only be granted upon reasonable conditions; (4) the conditions on which the period of redemption was extended by the law did not appear to be unreasonable; and (5) the law was temporary in operation and limited to the emergency on which it was based.(29) In 1983, the United States Supreme Court stated in its Energy Reserves opinion that "a significant and legitimate public purpose" is required to justify a substantial impairment of contract.(30) Similarly, the Court had earlier stated that, to be justifiable, an impairment must deal with "a broad, generalized economic or social problem."(31)


      The deference to be given by a court to a legislature's determination of the need for a particular impairment depends on whether the contract is purely private or the state is a contracting party. In a 1987 decision evaluating a state statute under the Federal Contract Clause, the United States Supreme Court noted that it has repeatedly held that, unless a state is a contracting party (which we believe to be the case here), courts should defer to legislative judgment as to the necessity and reasonableness of a particular action.(32) Both the Energy Reserves and Spannaus opinions noted, however, that when a state is a contracting party the "stricter standard" of justification set forth in the U.S. Trust opinion is applicable.(33) The Energy

---------
(29) Id. at 444-47. Contemporaneous cases in which the United States Supreme Court struck down laws passed in response to an economic emergency reinforce the notion that, to be justified, the impairment must be a reasonable and specific response to the conditions. See Treigle v. Acme Homestead Ass'n, 297 U.S. 189 (1936); W.B. Worthen Co. v. Kavanaugh, 295 U.S. 56 (1935) (cited in the text as "Worthen"); W.B. Worthen Co. v. Thomas, 292 U.S. 426 (1934).

(30) Energy Reserves Group, Inc. v. Kansas Power & Light Co., 459 U.S. 400, 411 (1983).

(31) Allied Structural Steel Co. v. Spannaus, 438 U.S. 234, 250 (1978) (cited in the text as "Spannaus").

(32) Keystone Bituminous Coat Ass'n v. DeBenedictis, 480 U.S. 470 (1987) (cited in the text as "DeBenedictis"). The decision involved a 1966 Pennsylvania law which authorized a state agency to revoke a coal mine operator's mining permit if removal of the coal caused damage to a structure or area protected by the law and the operator had not within six months taken certain remedial action. Several mine operators claimed that the law impaired their rights to enforce contractual waivers by the owners of the affected surface rights of any claims for liability due to surface damage. While agreeing that the 1966 law operated as a substantial impairment of the operators' contracts, the Court held that the state had a strong public interest in preventing the damage caused by underground mining, "the environmental effect of which transcends any private agreement between contracting parties." 480 U.S. at 505. Since 1966, the operators had conducted mining operations under approximately 14,000 structures protected by the law. The Court noted the "devastating effects" of subsidence caused by underground mining, including substantial damage to foundations, walls and other structural members, and the integrity of houses and buildings; sinkholes which made land difficult or impossible to develop or farm; and loss of groundwater and surface ponds. Id. at 475. The Court concluded that the law "plainly survives scrutiny under our standards for evaluating impairments of private contracts." Id. at 505-06.


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Reserves Court also noted that "[i]n almost every case, the Court has held a governmental unit to its contractual obligations when it enters financial or other markets."(34)

      In U.S. Trust, the United States Supreme Court stated that an impairment of a contract with a state "may be constitutional if it is reasonable and necessary to serve an important public purpose."(35) The Court further stated, however, that "complete deference to a legislative assessment of reasonableness and necessity is not appropriate."(36) The "public purposes" advanced as justifications for the contractual impairment were the promotion of mass transportation, energy conservation and environmental protection, and encouragement of the use of public transportation rather than private automobiles.(37) The Court rejected those justifications because repeal of the covenant was "neither necessary to achievement of the plan nor reasonable in light of the circumstances."(38) The Court stated that a modification less drastic than total repeal would have permitted the states to achieve their plan to improve commuter rail service, and, in fact, the states could have achieved that goal without modifying the covenant at all.(39)

---------
(33) Energy Reserves Group, Inc. v. Kansas Power & Light Co., 459 U.S. 400, 412-13 n.14 (1983); Allied Structural Steel Co. v. Spannaus, 438 U.S. 234, 244 n.15 (1978). See also United States v. Winstar Corp., 518 U.S. 839, 876 (1996) (noting "heightened Contract Clause scrutiny when States abrogate their own contractual obligations").

(34) Energy Reserves Group, Inc. v. Kansas Power & Light Co., 459 U.S. 400, 412 n.14 (1983) (citing United States Trust Co. of New York v. New Jersey, 431 U.S. 1 (1977); W.B. Worthen Co. v. Kavanaugh, 295 U.S. 56
      (1935); and Murray v. Charleston, 96 U.S. 432 (1878) (cited in the text as "Murray")). In Worthen, the United States Supreme Court reversed a decision of the Arkansas Supreme Court upholding the validity of legislative enactments which, in the words of the former, take "from [the] mortgage [securing bonds issued by municipal improvement districts pursuant to state law] the quality of an acceptable investment for a rational investor" by making it much more difficult and time consuming to foreclose upon the collateral posted as security for the mortgage. 295 U.S. at 60. Such enactments were accompanied by a legislative "declaration of an emergency, which was stated to endanger the peace, health and safety of a multitude of citizens." In Murray, the United States Supreme Court reversed a judgment of the Supreme Court of South Carolina upholding an ordinance of the City of Charleston which permitted the City to withhold, as a tax, a portion of the interest that was otherwise payable with respect to bonds issued by the City. This "tax" was held to violate the Federal Contract Clause: "no municipality of a State can, by its own ordinances, under the guise of taxation, relieve itself from performing to the letter all that it has expressly promised to its creditors." 96 U.S. at 448.

(35)  United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 25
      (1977).

(36)  Id. at 26.

(37) Id. at 28-29. The Court noted that when the bills to repeal the covenant were pending "a national energy crisis was developing." Id. at 13-14.

(38)  Id. at 29.

(39)  Id. at 30.


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For example, the states "could discourage automobile use through taxes on gasoline or parking . . . and use the revenues to subsidize mass transit projects."(40)

      The U.S. Trust Court contrasted the legislation under consideration with the statute challenged in El Paso v. Simmons,(41) which limited to five years the reinstatement rights of defaulting purchasers of land from the state. For many years prior to the enactment of this statute, defaulting purchasers had been allowed to reinstate their claims upon written request and payment of delinquent interest, unless the rights of third parties had intervened. In the judgment of the U.S. Trust Court, this older (19th century) statute "had effects that were unforeseen and unintended by the legislature when originally adopted," i.e., "speculators were placed in a position to obtain windfall benefits," and therefore adoption of a statute of limitations was reasonable to restrict parties to gains reasonably expected from the contract when the original statute was adopted.(42) In contrast, the U.S. Trust Court stated that the need for mass transportation was not a new development and the likelihood that publicly owned commuter railroads would produce substantial deficits was well known when the covenant was adopted.(43) Although, the Court noted, public perception of the importance of mass transit undoubtedly grew between 1962, when the covenant was adopted, and 1974, when it was repealed, "these concerns were not unknown in 1962, and the subsequent changes were of degree and not of kind . . . . and [did not] cause the covenant to have a substantially different impact in 1974 than when it was adopted in 1962."(44)

      The U.S. Trust Court also distinguished its earlier decision in Faitoute Iron & Steel Co. v. City of Asbury Park,(45) which, according to the Court, was the "only time in this century that alteration of a municipal bond contract has been sustained."(46) Faitoute involved a state municipal reorganization act under which bankrupt local governments could be placed in receivership by a state agency. Pursuant to that act, the holders of certain municipal revenue bonds received new securities bearing lower interest rates and later maturities. According to the Court in U.S. Trust, the earlier decision rejected the dissenting bondholders' Federal Contract Clause claims on the theory that the "old bonds represented only theoretical rights; as a practical

---------
(40)  Id. at 30 n.29.

(41)  El Paso v. Simmons, 379 U.S. 497 (1965).

(42)  United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 31
      (1977).

(43)  United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 31-32
      (1977).

(44)  Id. at 32.

(45) Faitoute Iron & Steel Co. v. City of Asbury Park, 316 U.S. 502 (1942) (cited in the text as "Faitoute").

(46)  United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 27
      (1977).


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matter the city could not raise its taxes enough to pay off its creditors under the old contract terms," and thus the plan "enabled the city to meet its financial obligations more effectively."(47) The U.S. Trust Court further quoted Faitoute to the effect that the obligation in that case was "discharged, not impaired" by the plan.(48)

      The Court's recent opinion in Winstar, even though not a Federal Contract Clause case, is consistent with U.S. Trust in imposing a more rigorous standard of justification where the government is a contracting party. One issue in Winstar was whether the contract claim was barred by the "sovereign acts" doctrine, i.e., the government's "public and general" acts cannot amount to a breach of contract. Although the legislation alleged to constitute a contractual breach had as its purposes "preventing the collapse of the [thrift] industry, attacking the root causes of the crisis, and restoring public confidence",(49) the Court held a "sovereign acts" defense was unavailable: "[w]hile our limited enquiry into the background and evolution of the thrift crisis leaves us with the understanding that Congress acted to protect the public in the FIRREA legislation, the extent to which this reform relieved the Government of its own contractual obligations precludes a finding that the statute is a `public and general' act for purposes of the sovereign acts defense."(50)

      We note that existing case law indicates that the State would have to establish that any Impairment is necessary and reasonably tailored to address a significant public purpose, such as remedying or providing relief for a broad, widespread economic or social problem. The cases also indicate that the State's justification of an Impairment would be subjected to a higher degree of scrutiny, and that the State would bear a more substantial burden, if the Legislature's actions impair a contract to which the State is a party (which we believe to be the case here), as contrasted to a contract solely between private parties.

      Thus, the relevant case law demonstrates that a state bears a substantial burden when attempting to justify an impairment of a contract to which it is a party. A mere recitation that the impairment is in the public interest is insufficient. Instead, a specific and significant state interest must be established, and the impairment must be necessary to further that interest. Furthermore, "a state is not free to impose a drastic impairment when an evident and more moderate course would serve its purposes equally well."(51)

---------
(47)  Id. at 28.

(48)  Id. (quoting 316 U.S. at 511).

(49)  United States v. Winstar Corp., 518 U.S. 839, 856 (1996).

(50)  Id. at 903.

(51)  United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 31
      (1977).


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Page 13


      B.   Conclusion; Availability of Injunctive Relief

      Based on our analysis of relevant judicial authority, as set forth above, it is our opinion, subject to all of the qualifications, limitations and assumptions (including the assumption that any Impairment would be "substantial") set forth in this letter, that, absent a demonstration by the State that an Impairment is necessary to further a significant and legitimate public purpose, a reviewing court would conclude that the State Pledge provides a basis upon which the Bondholders (or the Trustee acting on their behalf) could challenge successfully, under the Federal Contract Clause, the constitutionality of any law subsequently passed by the Legislature determined by such court to reduce, alter, or impair the value of the BGS Bondable Transition Property so as to cause an Impairment prior to the time that the Transition Bonds are fully paid and discharged.

      As noted above, you have also inquired as to the circumstances under which injunctive relief would be available in connection with any challenge to an attempt by the State to implement an Impairment. Under Federal law, the entry by a court of an injunction to enjoin an Impairment would be subject to a showing that (1) immediate and irreparable harm would occur if the injunction does not issue, (2) the claim for relief is based upon an established legal right, (3) there is no adequate remedy at law, (4) the equities preponderate in favor of the moving party and, (5) there has been a violation of the Federal Contract Clause, including that such action is necessary to further a significant and legitimate public purpose. The availability of such injunctive relief would be further subject to the discretion of the court which is asked to enter an injunction. We note that to the extent that any Impairment also constitutes a Taking under the Federal Takings Clause so as to require the State to pay just compensation, the availability of such compensation would constitute an adequate remedy at law and equitable relief would not be available to enjoin such a Taking. Ruckelhaus v. Monsanto Co., 467 U.S. 986, 1016 (1984) ("Monsanto").

      II.   Federal Takings Clause

      A.    Analysis

      The Federal Takings Clause --- "nor shall private property be taken for public use, without just compensation." --- is made applicable to state action via the Fourteenth Amendment. Webb's Fabulous Pharmacies v. Beckwith, 449 U.S. 155, 160 (1980). The Federal Takings Clause covers both tangible and intangible property. Monsanto, 467 U.S. at 1003. In cases addressing challenges to legislation pursuant to the Federal Takings Clause, the Supreme Court has eschewed any set formula and has relied instead on ad hoc, factual inquiries into the circumstances of each particular case. Connolly v. Pension Benefit Guaranty Corp., 475 U.S. 211, 224 (1986); Penn Central Transportation Co. v. New York, 438 U.S. 104, 124 (1978).


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Page 14


      Generally, a regulation constitutes a taking if it denies a property owner "economically viable use" of that property, which is determined by three factors: (i) the character of the governmental action; (ii) the economic impact of the regulation on the claimant; and (iii) the extent to which the regulation has interfered with distinct investment-backed expectations. Penn Central, 438 U.S. at 124.


      The first factor requires the court to examine "the purpose and importance of the public interest reflected in the regulatory imposition" and "to balance the liberty interest of the private property owner against the Government's need to protect the public interest through imposition of the restraint." Loveladies Harbor, Inc v. U.S., 28 F.3d 1171, 1176 (Fed. Cir.
1994); see Keystone Bituminous Coal Ass'n v. DeBenedictis, 480 U.S. 470
(1987).

      The second factor incorporates the principle enunciated by Justice
Holmes: "Government hardly could go on if to some extent values incident to property could not be diminished without paying for every such change in the general law." Penn Coal Co. v. Mahon, 260 U.S. 393 (1922); Loveladies, 28 F. 3D at 1176-77. "Not every destruction of injury to property by governmental action has been held to be a `taking' in the constitutional sense";
Armstrong v. U.S., 364 U.S. 40, 48 (1960). Diminution in property value alone, thus, does not constitute a taking; there must be serious economic harm.

      The third factor is "a way of limiting recovery under the Federal
Takings Clause to owners who could demonstrate that they bought their property in reliance on a state of affairs that did not include the challenged regulatory regime." Loveladies, 28 F. 3d at 1177. The burden of showing such interference is a heavy one. Keystone, 480 U.S. at 493. Thus, a reasonable investment-backed expectation "must be more than a `unilateral
expectation or an abstract need."   Monsanto, 467 U.S. at 1005.  Further,
"[l]egislation adjusting rights and burdens is not unlawful solely because it upsets otherwise settled expectations." Usery v. Turner Elkhorn Mining Co., 428 U.S. 1 (1976). "[T]he fact that legislation disregards or destroys existing contractual rights does not always transform the regulation into an illegal taking....This is not to say that contractual rights are never property rights or that the Government may always take them for its own benefit without compensation." Connolly, 475 U.S. at 223-24. In order to sustain a claim under the Federal Takings Clause, the private party must show that it had a "reasonable expectation" at the time the contract was entered that it "would proceed without possible hindrance" arising from changes in government policy. Chang v. U.S., 859 F. 2d 893 (Fed Cir. 1988).

      We are not aware of any case law which addresses the applicability of the Federal Takings Clause in the context of the proper exercise by a state of its police power to abrogate or impair contracts otherwise binding on the state. The outcome of any claim that interference by the State with the value of the BGS Bondable Transition Property without compensation is


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August 12, 2005
Page 15


unconstitutional, would likely depend on factors such as the state interest furthered by that interference, the extent of financial loss to Bondholders caused by that interference and the extent to which courts would consider that Bondholders had a reasonable expectation that changes in government policy and regulation would not interfere with their investment.

      B.    Conclusion

      Based on our analysis of relevant judicial authority, as set forth above, it is our opinion, subject to all of the qualifications, limitations and assumptions set forth in this letter, that, under the Federal Takings Clause, a reviewing court would hold that the State would be required to pay just compensation to Bondholders if the State's repeal or amendment of the Competition Act or taking of any other action in contravention of the State Pledge constituted a permanent appropriation of a substantial property interest of the Bondholders in the BGS Bondable Transition Property and deprived the Bondholders of their reasonable expectations arising from their investments in the Transition Bonds. There can be no assurance, however, that any such award of just compensation would be sufficient to pay the full amount of principal of and interest on the Transition Bonds.

                                    * * * * *

      We note that judicial analysis of issues relating to the Federal Contract Clause and Federal Takings Clause, and the retroactive effect to be given to judicial decisions has typically proceeded on a case-by-case basis and that the court's determination, in most instances, is usually strongly influenced by the facts and circumstances of the particular case. We further note that there are no reported controlling judicial precedents of which we are aware directly on point. Our analysis is necessarily a reasoned application of judicial decisions involving similar or analogous circumstances. Moreover, the application of equitable principles (including the availability of injunctive relief or the issuance of a stay pending appeal) is subject to the discretion of the court which is asked to apply them. We cannot predict the facts and circumstances which will be present in the future and may be relevant to the exercise of such discretion. The foregoing opinions are based upon our evaluation of existing judicial decisions and arguments related to the factual circumstances likely to exist at the time of a Federal Contract Clause or Federal Takings Clause challenge to a law passed by the Legislature; such precedents and such circumstances could change materially from those discussed below in this letter. Consequently, there can be no assurance that a court will follow our reasoning or reach the conclusions which we believe current judicial precedent supports. It is our and your


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August 12, 2005
Page 16


understanding that none of the foregoing opinions is intended to be a guaranty as to what a particular court would actually hold; rather each such opinion is only an expression as to the decision a court should reach if the issue were properly prepared and presented to it and the court followed what we believe to be the applicable legal principles under existing judicial precedent. The recipients of this letter should take these considerations into account in analyzing the risks associated with the subject transaction.

      This letter is limited to the federal laws of the United States of America.

      This letter is being delivered solely for the benefit of the persons to whom it is addressed; accordingly, it may not be relied upon by any other person, quoted, filed with any governmental authority or other regulatory agency or otherwise circulated or utilized for any other purpose without our prior written consent. We assume no obligation to update or supplement the opinions or statements expressed herein to reflect any facts or circumstances which may hereafter come to our attention with respect to such opinions or statements, including any changes in applicable law which may hereafter occur.


      We consent to the filing of this opinion as an exhibit to Issuer's Registration Statement on Form S-3 filed herewith, to use of our name wherever appearing in such Registration Statement and any amendment thereto and to the disclosure regarding this opinion in the related Prospectus and Prospectus Supplement.




                                    Very truly yours,


                                    /s/ Sidley Austin Brown & Wood LLP


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Sidley Austin Brown & Wood LLP                                   San Francisco

August 12, 2005
Page 17




                                  SCHEDULE A

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